Exhibit 5.1

August 5, 2009

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, MA 02111

Re:                              Iron Mountain Incorporated

$550,000,000 8-3/8%Senior Subordinated Notes due 2021

Ladies and Gentlemen:

We have acted as counsel to Iron Mountain Incorporated, a Delaware corporation (the “Company”), each of the entities listed on Schedule I hereto (the “Delaware Guarantors”), and Iron Mountain Statutory Trust - 1998, a Connecticut Statutory Trust (the “98 Trust”), Iron Mountain Statutory Trust - 1999, a Connecticut Statutory Trust (the “99 Trust”), and Iron Mountain Statutory Trust — 2001, a Connecticut Statutory Trust (the “2001 Trust”, collectively with the 98 Trust and the 99 Trust the “Connecticut Guarantors”, the Delaware Guarantors and the Connecticut Guarantors are sometimes collectively referred to herein as the “Guarantors”) in connection with the Company’s authorization for issuance and sale of an aggregate of $550,000,000 in principal amount of the Company’s 8-3/8% Senior Subordinated Notes due 2021 (the “Notes”) which are guaranteed (the “Subsidiary Guarantees”) by the Guarantors, to be issued pursuant to the Indenture, dated as of December 30, 2002 (the “Base Indenture”), among the Company, the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), to be supplemented by Supplemental Indenture No. 8, to be dated on or about August 10, 2009 (in the form provided to us by the Company, the “Supplemental Indenture”), among the Company, the Guarantors named therein and the Trustee (the Base Indenture, as so supplemented, the “Indenture”).  We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-144683 (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon copies of: (i) the Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company; (ii) the Certificate of Incorporation or Certificate of Organization, as amended, and the By-Laws, as amended, or other organizational documents of the Delaware Guarantors; (iii) the Registration Statement, (iv) the final Prospectus dated July 19, 2007 (the “Base Prospectus”) relating to the Registration Statement, (v) the final Prospectus Supplement to the Base Prospectus dated August 5, 2009 relating to the Notes (the “Prospectus Supplement” and the Base Prospectus, as supplemented thereby, the “Prospectus”), (vi) the Base Indenture and the description of the Indenture in the Prospectus Supplement, (vii) certificates of good standing of the Company and the Delaware Guarantors issued by the Secretary of State of the State of Delaware and (viii) resolutions adopted by the Boards of Directors of the Company and the Delaware Guarantors, resolutions adopted by the Finance Committee of the Board of Directors and resolutions adopted by the sole member of one of the Delaware Guarantors,  each relating to the Notes and/or the Subsidiary Guarantees, as the case may be.    We have assumed, for purposes of this opinion, the genuineness of all signatures, the authority of persons signing documents examined by us by or on behalf of parties thereto (except in the case of persons signing on behalf of the Company and the

BOSTON NEW YORK WASHINGTON, DC

Delaware Guarantors), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies which facts we have not independently verified and, subject to the limitations set forth below, have examined such questions of law and such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below.  We have also assumed that each Note conforms to the form thereof examined by us and the Supplemental Indenture conforms to the description thereof in the Prospectus Supplement.  We have relied, as to certain factual matters, upon representations of the Company and the Guarantors in the agreements referred to in the preceding paragraph, upon certificates or representations of officers of the Company and the Delaware Guarantors believed by us to be reasonable and upon certificates of public officials, and we have assumed, without independent investigation, the accuracy and completeness of such certificates and representations.

We have also assumed in connection with the opinion expressed below that: (i) each of the Connecticut Guarantors is a Connecticut Statutory Trust, duly organized, validly existing and in good standing under the laws of the State of Connecticut, (ii) each Connecticut Guarantor has the requisite organizational and legal power and authority to issue and offer the Subsidiary Guarantees and enter into and perform its obligations under the Indenture, and the issuance of the Subsidiary Guarantees to be issued from time to time and the terms and conditions thereof and of the Indenture, and the execution and delivery of the Subsidiary Guarantees by each Connecticut Guarantor is duly authorized and approved on behalf of such Connecticut Guarantor (such approvals referred to herein as the “Proceedings”) and (iii) the Proceedings, the issuance of the Subsidiary Guarantees and the terms and conditions of the Indenture will be (A) in accordance with applicable laws and the governing documents of each of the Connecticut Guarantors and (B) not in conflict with any contractual or other restrictions which are binding on any such Connecticut Guarantor.

We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture.  We have also assumed that the Trustee has all requisite organizational and legal power and authority to execute, deliver and perform its obligations under the Indenture, and to effect the transactions contemplated thereby, that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, that the Trustee has duly authorized, executed and delivered the Indenture, and that the Indenture is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited solely to the laws of the State of New York, as applied by courts located in the State of New York, the laws of The Commonwealth of Massachusetts, as applied by courts located in The Commonwealth of Massachusetts, the federal laws of the United States of America, to the extent that the same may apply to or govern such transactions, and the General Corporation Law of the State of Delaware, and, except for certain matters relating to the Delaware Limited Liability Company Act (the “Delaware LLC Act”), we express no opinions with respect to the laws of any other jurisdiction.  Certain of our opinions relate to the Delaware LLC Act.  In this connection, we call to your attention that we are not members of the Bar of the State of Delaware and that such opinions are based solely upon our examination of the Delaware LLC Act as currently in effect, and our understanding of analogous provisions of the laws of The Commonwealth of Massachusetts and the interpretations thereof by Massachusetts courts and federal courts sitting in Massachusetts.

We express no opinion as to state securities or blue sky laws. Insofar as this opinion involves matters of Connecticut law with respect to the Connecticut Guarantors we have, with your permission, relied solely on the opinion of Gesmer Updegrove LLP dated August 5, 2009, a copy of which we understand you are filing herewith as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company of even date herewith (the “8-K”), and our opinion is subject to the exceptions, qualifications and limitations therein expressed.  The opinions expressed in paragraphs 1 and 2 below, insofar as they relate to the good standing of the Company and the Delaware Guarantors under the laws of the State of Delaware are based solely on certificates from appropriate state authorities to such effect.

Our opinion set forth below with respect to the validity or binding effect of the Notes or the Subsidiary Guarantees or any other obligations is subject to the following general qualifications:

1.             We express no opinion as to any choice of law provisions contained in the Transaction Documents; and

2.             The obligations, rights and remedies of parties may be limited by (i) limitations arising under applicable bankruptcy, insolvency, reorganization, fraudulent transfer moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof:

1.             The Company and each of the Delaware Guarantors is a corporation or limited liability company, as the case may be, validly existing under and by virtue of the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware; and

2.             The Notes and the Subsidiary Guarantees have been duly authorized by the Company and the Delaware Guarantors, respectively and, when (i) the Supplemental Indenture shall have been duly executed and delivered by the parties thereto and (ii) the Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indenture, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Prospectus and the Indenture, will constitute validly issued and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors, as the case may be, in accordance with their respective terms.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion letter should be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company of even date herewith, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to this firm under the caption “Validity of the Offered

Securities” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

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